EXHIBIT 10.1

WORTHINGTON INDUSTRIES, INC.

AMENDED AND RESTATED

1997 LONG-TERM INCENTIVE PLAN

(Fourth Amendment)

This Fourth Amendment (this “Fourth Amendment”) to the Worthington Industries, Inc. Amended and Restated 1997 Long-Term Incentive Plan (as previously amended, the “Plan”) is adopted as of June 26, 2019, subject to shareholder approval.

WHEREAS, pursuant to Section 12 of the Plan, the Board of Directors (the “Board”) of Worthington Industries, Inc. (the “Company”) may amend the Plan, with the approval of the shareholders of the Company, in order to increase the total number of common shares reserved for the purpose of the Plan; and

WHEREAS, the Board desires to amend the Plan to increase the total number of common shares reserved for the purpose of the Plan and to make other administrative changes to reflect current Company practices;

NOW, THEREFORE, the Board hereby amends the Plan, subject to and effective upon approval by the shareholders of the Company, as follows:

1.	The first and second paragraphs of Section 3(b) of the Plan are hereby deleted in their entirety and the following two paragraphs are substituted therefor:

The maximum number of Shares in respect of which Awards may be granted under the Plan, subject to adjustment as provided in Section 3(c) of the Plan, shall be 8,000,000.  Notwithstanding the foregoing, no Participant may be granted Awards in any one calendar year with respect to more than 200,000 Shares.  No Awards of Incentive Stock Options may be made after 2007.

For the purpose of computing the total number of Shares available for Awards under the Plan, there shall be counted against the foregoing limitations the number of Shares subject to issuance upon exercise or settlement of Awards as of the dates on which such Awards are granted.  Shares which were previously subject to Awards shall again be available for Awards under the Plan if any such Awards are forfeited, terminated, expire unexercised, settled in cash or property other than Shares or exchanged for other Awards including any withholding of Shares to pay taxes (to the extent of such forfeiture, termination, withholding or expiration of such Awards), or if the Shares subject thereto can otherwise no longer be issued.  Any Shares which are used as full or partial payment to Worthington by a Participant of the option price of Shares upon exercise of an Option shall again be available for Awards under the Plan; provided, however, that any Shares which are the subject of Options or of Stock Appreciation Rights granted on or after September 26, 2013, shall not again be available for Awards under the Plan, even if such Option or Stock Appreciation Right is forfeited, terminated, expires unexercised, settled in cash or property other than Shares or exchanged for another Award or the Shares subject to such Option or Stock Appreciation Right can otherwise no longer be issued.

IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to the Plan to be executed by the Company’s duly authorized officer on June 26, 2019.

WORTHINGTON INDUSTRIES, INC.

By:	/s/Dale T. Brinkman
Name:	Dale T. Brinkman
Title:	Senior Vice President-Administration, General Counsel & Secretary